Contact:
Vince Reardon
Sr. Director, Investor Relations &
Corporate Communications
Anadys Pharmaceuticals, Inc.
(858) 530-3653
vreardon@anadyspharma.com

ANADYS PHARMACEUTICALS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

San Diego, November 2, 2006 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company committed to the discovery, development and commercialization of novel small molecule medicines for the treatment of viral infections and cancer, today reported its financial results and operational highlights for the quarter ended September 30, 2006.

“During the third quarter we continued to strengthen the leadership of our company with the additions of Jim Glover as Senior Vice President, Operations and Chief Financial Officer and Jim Freddo as Chief Medical Officer,” said Kleanthis G. Xanthopoulos, Ph.D., Anadys’ President and Chief Executive Officer. “In addition, in collaboration with Novartis, we prepared for a new 13-week pre-clinical toxicology study of ANA975. This study, which is expected to commence shortly, should provide information necessary to further our objective to resume dosing of ANA975 in patients with hepatitis C virus.”

Financial Results

Anadys reported revenues of $1.1 million for the third quarter of 2006, compared to $1.7 for the third quarter of 2005. Revenues for the quarter were primarily derived from amortization of an upfront payment and milestone payment received previously under our collaboration with Novartis. Operating expenses were $8.6 million for the quarter, compared to $5.7 million for the third quarter of 2005. This increase was primarily attributable to the inclusion of $2.0 million of non-cash operating expenses determined in accordance with Financial Accounting Standards Board Statement 123R “Share-Based Payment,” and to a lesser extent, an increase in personnel related expenses.

Net loss was $6.3 million for the third quarter of 2006, compared to $3.4 million for the third quarter of 2005. Basic and diluted net loss per common share was $0.22 in the third quarter of 2006, compared to $0.13 for the same period in 2005. Non-cash operating expenses determined in accordance with Financial Accounting Standards Board Statement 123R “Share-Based Payment” resulted in a $0.07 effect on basic and diluted net loss per common share for the third quarter.

Revenues for the nine months ended September 30, 2006 were $4.3 million compared to $2.9 million for the same period in the prior year. For the nine months ended September 30, 2006, Anadys reported a net loss of $19.1 million compared to $18.9 for the same period last year. Basic and diluted net loss per common share was $0.67 for the nine months ended September 30, 2006, compared to $0.80 for the same period in 2005.

As of September 30, 2006, the Company’s cash, cash equivalents and securities available-for-sale totaled $88.8 million.

Webcast of Conference Call

Anadys will host a conference call today at 5:00 p.m. Eastern Time to discuss its third quarter financial results, operational highlights and a research and development update. A live webcast of the call is available online at www.anadyspharma.com. A telephone replay will also be available approximately one hour after completion of the call. To access the telephone replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 63258917. The webcast and telephone replay will be available through November 16, 2006.

About Anadys

Anadys Pharmaceuticals, Inc., www.anadyspharma.com, is a biopharmaceutical company committed to advancing patient care by discovering, developing and commercializing novel small molecule medicines for the treatment of viral diseases and cancer. The Company has core expertise in structure-based drug design coupled with medicinal chemistry and Toll-Like Receptor-based small molecule therapeutics. Anadys’ clinical development programs include ANA380 for the treatment of HBV, currently in mid-stage clinical development, and ANA975 for the treatment of HCV and HBV, which was suspended while in Phase Ib clinical trials due to pre-clinical toxicology observations in animals. The IND covering ANA975 is currently on full clinical hold; however, plans for new pre-clinical studies are underway in an effort to resume the ANA975 clinical program. Overall, Anadys’ therapeutic platform is designed to advance a strong and continual pipeline of drug candidates into the clinic.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the planned initiation of a new 13-week pre-clinical toxicology study of ANA975 and the expectation that the study should provide information necessary to further the objective to resume dosing of ANA975 in patients with hepatitis C virus. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause Anadys’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. In particular, there is no guarantee that the FDA will lift the clinical hold on the ANA975 IND, that Anadys and Novartis will be able to agree on future development activities for ANA975 or that the development of ANA975 will be able to be resumed. In addition, the results of initial clinical trials may not be predictive of future results, and Anadys cannot provide any assurances that any of its product candidates will not have unforeseen safety issues, will have favorable results in future clinical trials or receive regulatory approval. In addition, Anadys’ results may be affected by risks related to its collaborative relationships with Novartis and LG Life Sciences, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, its ability to successfully develop and market products, the level of effort that its collaborative partners devote to development and commercialization of its product candidates, difficulties or delays in its pre-clinical studies or clinical trials, difficulties or delays in manufacturing its clinical trials materials, the scope and validity of patent protection for its products, regulatory developments involving future products and its ability to obtain additional funding to support its operations. These and other factors that may cause actual results to differ are more fully discussed in Anadys’ SEC filings, including Anadys’ Form 10-K for the year ended December 31, 2005 and the “Risk Factors” section of Anadys’ Form 10-Q for the quarter ended June 30, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement. Anadys is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$1,145	$1,737	$4,269	$2,880
Operating expenses
Research and development(1)	5,496	3,671	18,978	16,675
General and administrative	3,097	2,052	7,835	5,886

Total operating expenses(2)	8,593	5,723	26,813	22,561
Interest income, net	1,189	572	3,402	825

Net loss	$(6,259)	$(3,414)	$(19,142)	$(18,856)

Net loss per share, basic and diluted	$(0.22)	$(0.13)	$(0.67)	$(0.80)

Share used in calculating net loss per share,
basic and diluted	28,562	25,819	28,489	23,554

(1) Includes $1,897 and $3,592 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the three months ended September 30, 2006 and 2005, respectively. Includes $3,423 and $3,592 as an offset in research and development expense, which represents an estimate of the net reimbursement by Novartis of ANA975 research and development costs for the nine months ended September 30, 2006 and 2005, respectively.

(2) Includes non-cash operating expenses of $2,010 and $4,948 determined in accordance with Financial Accounting Standards Board Statement 123R, “Share-Based Payment”, or approximately $0.07 and $0.17 effect on basic and diluted net loss per common share for the three and nine months ended September 30, 2006, respectively.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities available-for-sale	$88,773	$104,851
Other current assets	2,447	6,676
Noncurrent assets	5,452	5,449

Total assets	$96,672	$116,976

Liabilities and Stockholders’ Equity
Current liabilities	$9,745	$12,845
Long-term debt	—	682
Other long-term liabilities	21,283	24,513
Stockholders’ equity	65,644	78,936

Total liabilities and stockholders’ equity	$96,672	$116,976